Exhibit 21

FRANKLIN COVEY CO.
Subsidiaries

Domestic:
Franklin Development Corporation (a Utah corporation)
Franklin Covey Travel, Inc. (a Utah corporation)
Franklin Covey Client Sales, Inc. (a Utah corporation)

International:
Franklin Covey Canada, Ltd.  (a Canada corporation)
Franklin Covey Europe, Ltd. (England, Wales)
Franklin Covey Proprietary Limited (Queensland, Australia)
Franklin Covey Japan Co. Ltd. (Japan)
Franklin Covey de Mexico, S. de R.L. de C.V. (Mexico)
Franklin Covey International Pte. Ltd. (Singapore)
Franklin Covey Business Consulting Shanghai Ltd. (China)
Franklin Covey Business Consultation Beijing Ltd. (China)
Franklin Covey (Shenzhen) Ltd. (China)
Shen Zhen Covey Enterprise Management & Consulting Ltd. (China)
Franklin Covey Germany GmbH (Germany)
Franklin Covey Switzerland GmbH (Switzerland)
Franklin Covey Austria GmbH (Austria)